UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 15, 2003

Ryerson Tull, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9117 (Commission File Number)	36-3425828 (IRS Employer Identification No.)

2621 West 15th Place, Chicago, Illinois 60608

(Address of Principal Executive Offices) (Zip Code)

(773) 762-2121

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events.

In 1998, Ryerson Tull, Inc. (together with its subsidiaries, the “Company”) sold its steel manufacturing segment (“ISC”) to Ispat International N.V. and certain of its affiliates (“Ispat”) pursuant to an agreement of sale and merger (the “ISC/Ispat Merger Agreement”). Pursuant to that agreement, the Company agreed to indemnify Ispat up to $90 million for losses incurred in connection with breaches of representations and warranties contained in the agreement and for expenditures and losses incurred relating to certain environmental liabilities. Ispat was required to make all such indemnification claims prior to March 31, 2000, other than claims related to tax matters, certain organizational matters and environmental matters. On May 29, 2001, the Company entered into a settlement agreement with Ispat that settled certain of such claims, other than those related to environmental liabilities and certain property tax matters, for approximately $15 million, which applied against the $90 million indemnification cap. Ispat has notified the Company of certain environmental matters of which Ispat is aware and of certain environmental expenses that it incurred or may incur. As of June 30, 2003, those notices for which Ispat had quantified all or some portion of the related costs amounted to approximately $20 million; however, a number of claims were not quantified. Ispat also notified the Company of certain property tax matters and other matters arising under ISC/Ispat Merger Agreement for which Ispat believed it was entitled to indemnification under that agreement.

As part of the ISC/Ispat transaction, the Inland Steel Industries Pension Plan (the “Ispat Pension Plan”) was transferred to Ispat. As a condition to completing the ISC/Ispat transaction, Ispat and the Company entered into an agreement with the Pension Benefit Guaranty Corporation (“PBGC”) to provide certain financial commitments to reduce the underfunding of the Ispat Pension Plan and to secure Ispat Pension Plan unfunded benefit liabilities on a termination basis. These commitments included a Company guaranty of $50 million of the obligations of Ispat to the PBGC in the event of a distress or involuntary termination of the Ispat Pension Plan. In August 2001, the Company established a $50 million letter of credit in favor of the PBGC as security for the guaranty. Under the agreement among the PBGC, Ispat and the Company, by July 16, 2003, Ispat was required to take all necessary action to provide adequate replacement security to the PBGC, which would permit the Company to terminate the guaranty and the related letter of credit. Ispat did not provide the replacement security by such date, and the Company, in accordance with the aforementioned agreement, renewed its letter of credit on July 16, 2003 (the “Letter of Credit”), on a year-to-year basis until December 20, 2006.

In an agreement signed on September 15, 2003 (the “Settlement Agreement”), the Company settled all present and future claims between the Company and Ispat related to the Company’s indemnification obligations under the ISC/Ispat Merger Agreement and certain matters related to the Ispat Pension Plan. The Settlement Agreement has the following key components:

•	On September 15, 2003, the Company contributed $21 million to the Ispat Pension Plan and Ispat released the Company from any remaining environmental and other indemnification obligations arising out of the ISC/Ispat transaction. The Company had previously established an accrual to cover this $21 million payment.

•	Ispat agreed to make specified monthly contributions to the Ispat Pension Plan totaling $29 million over the twelve-month period beginning January 2004.

•

Under the ISC/Ispat Merger Agreement, Ispat and the Company agreed to the sharing of any property tax refunds resulting from the appeal of certain real estate property tax assessments. Under the Settlement Agreement, Ispat will pay to the

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Ispat Pension Plan an amount equal to the cash received or the face amount of any credit or non-cash refund which Ispat receives related to property tax refunds or credits arising out of the appeals of certain real estate property tax assessments. Any such payments will pro-rata reduce Ispat’s monthly contributions to its pension plan as required by the Settlement Agreement.

•	Ispat will reimburse the Company for all fees or expenses (including interest expenses) payable to the provider or other person participating in the Letter of Credit (or any extension or replacement thereof) incurred by the Company in connection with (i) the Letter of Credit, (ii) any extension or replacement of the Letter of Credit, or (iii) any PBGC draw on the Letter of Credit or on any extension or replacement of the Letter of Credit.

•	If Ispat or any of its affiliates or subsidiaries receives any environmental insurance proceeds as a result of a claim related to the Company’s environmental indemnification obligations under the ISC/Ispat Merger Agreement, the Company will receive one-third of such proceeds (minus reimbursement of Ispat’s attorneys’ or other fees and expenses incurred in connection with pursuing such claims), up to a maximum amount of $21 million.

On September 15, 2003, the Company entered into an agreement with Ispat and the PBGC under which the PBGC agreed that any contributions described above (the “Contributions”) made by Ispat or the Company to the Ispat Pension Plan would reduce and discharge the Letter of Credit and the Company’s guaranty on a dollar-for-dollar basis, until each of the Letter of Credit and the guaranty has been reduced to zero. Except for claims which could be made under Employee Retirement Income Security Act of 1974, as amended, for the period in which the Company was the sponsor of the Ispat Pension Plan, after these Contributions have been made, the Company will have no further liability with respect to the Ispat Pension Plan.

Item 7.	Exhibits.

On September 16, 2003, the Company issued a press release reporting the Settlement Agreement and other matters discussed above. A copy of the press release dated September 16, 2003 is attached hereto as Exhibit 99.1.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYERSON TULL, INC.

By:	/s/ Lily L. May
Name: Lily L. May
Name: Vice President, Controller and Chief Accounting Officer

Dated: September 16, 2003

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